Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Unisys Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Unisys Corporation of our reports dated March 2, 2009, with respect to the consolidated balance sheet of Unisys Corporation as of December 31, 2008, and the related consolidated statements of income, stockholders’ equity (deficit) and cash flows for the year then ended, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Report on Form 10-K of Unisys Corporation.

We also consent to the incorporation by reference in the Registration Statement on Form S-3 of Unisys Corporation of our report dated March 2, 2009, except as to Note 19, which is as of May 11, 2009, with respect to the consolidated balance sheet of Unisys Corporation as of December 31, 2008, and the related consolidated statements of income, stockholders’ equity (deficit) and cash flows for the year then ended, which report appears in Unisys Corporation’s current report on Form 8-K dated May 11, 2009 and refers to the effects of the retrospective adoption of Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51, effective January 1, 2009.

We consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP
Philadelphia, Pennsylvania
September 14, 2009